Exhibit 16.1

LETTERHEAD OF KPMG LLP

October 21, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PBG 401(k) Program (the “Plan”) and, under the date of June 15, 2005 we reported on the financial statements of the Plan as of and for the years ended December 31, 2004 and 2003. On June 1, 2005, we were notified that KPMG LLP had been dismissed as the independent auditors of the Plan, effective upon the completion of the audit of the Plan’s financial statements as of and for the year ended December 31, 2004, the issuance of our report thereon, and the filing of the Form 5500 in respect of the plan year with the Department of Labor. On October 17, 2005, our relationship as principal auditors for the Plan ceased. We have read the Plan’s statements included under Item 4.01 of its Form 8-K/A filed with the Securities and Exchange Commission on October 21, 2005, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP